Timken Reports Fourth-Quarter and Full-Year 2025 Results
•Sales of $1.11 billion in the fourth quarter, up 3.5 percent from prior year
•Fourth-quarter diluted EPS of $0.89; adjusted EPS of $1.14
•Full-year 2025 diluted EPS of $4.11; adjusted EPS of $5.33
•Cash from operations of $554 million; free cash flow of $406 million for the full year
•Company provides initial estimate for 2026 EPS of $4.50-$5.00, with adjusted EPS of $5.50-$6.00

NORTH CANTON, Ohio: February 4, 2026 — The Timken Company (NYSE: TKR; www.timken.com), a global technology leader in engineered bearings and industrial motion, today reported fourth-quarter 2025 results.

	4Q-25	4Q-24	% Change	FY-2025	FY-2024	% Change
Net Sales (mils.)	$1,111.0	$1,073.6	3.5%	$4,581.8	$4,573.0	0.2%
Net Income Margin	5.6%	6.6%	(100 bps)	6.3%	7.7%	(140 bps)
Adjusted EBITDA Margin	16.0%	16.6%	(60 bps)	17.4%	18.5%	(110 bps)
Diluted EPS	$0.89	$1.01	(11.9)%	$4.11	$4.99	(17.6)%
Adjusted EPS	$1.14	$1.16	(1.7)%	$5.33	$5.79	(7.9)%
Net Cash from Operations	$183.3	$178.6	2.6%	$554.3	$475.7	16.5%
Free Cash Flow	$140.7	$125.0	12.6%	$406.1	$305.7	32.8%

“We finished the year strong, delivering higher organic sales and cash flow in the fourth quarter versus the prior year,” said Lucian Boldea, president and chief executive officer. “The Timken team remains focused on our near-term strategic priorities designed to structurally improve margins, accelerate growth in key market verticals, and create significant value for shareholders.

“We expect to generate organic revenue growth, strong cash flow, and higher margins and earnings in 2026. As we continue to execute on our strategic priorities, I’m excited for the many opportunities to take Timken’s performance to new levels.”

Fourth-Quarter 2025 Highlights

Timken delivered sales in the fourth quarter of $1.11 billion, up 3.5 percent from the same period a year ago. The increase was driven by higher pricing, favorable foreign currency translation and higher volumes in the Industrial Motion segment, partially offset by lower end-market demand in the Engineered Bearings segment. Organically, sales were up 1.3 percent as compared to the fourth quarter of 2024.

The company posted net income in the fourth quarter of $62.3 million or $0.89 per diluted share. This compares to net income of $71.2 million or $1.01 per diluted share for the same period a year ago. The company’s net income margin in the quarter was 5.6 percent, compared to 6.6 percent in the fourth quarter of 2024.

Excluding special items (detailed in the attached tables), adjusted net income in the fourth quarter was $80.4 million or $1.14 per diluted share. This compares to adjusted net income of $81.5 million or $1.16 per diluted share for the same period in 2024. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter were $177.8 million or 16.0 percent of sales, compared with $178.2 million or 16.6 percent of sales in the fourth quarter of 2024.

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Net cash provided by operations in the quarter was $183.3 million, up from $178.6 million in the same period a year ago. Free cash flow for the quarter was $140.7 million, up from $125.0 million in the year-ago period.

Fourth-Quarter 2025 Segment Results

Engineered Bearings sales of $714.2 million increased 0.9 percent from the same period a year ago driven primarily by higher pricing and favorable foreign currency translation, partially offset by lower end-market demand.

Adjusted EBITDA in the quarter was $114.9 million or 16.1 percent of sales, compared with $122.0 million or 17.2 percent of sales in the fourth quarter of 2024. The decrease in adjusted EBITDA was driven primarily by incremental tariff costs and the impact of lower volume, partially offset by lower operating costs, lower material & logistics costs and the favorable impact of currency.

Industrial Motion sales of $396.8 million increased 8.4 percent compared with the same period a year ago driven primarily by higher demand across most sectors, higher pricing and favorable foreign currency translation.

Adjusted EBITDA in the quarter was $83.2 million or 21.0 percent of sales, compared with $70.7 million or 19.3 percent of sales in the fourth quarter of 2024. The increase in adjusted EBITDA was driven primarily by the impact of higher volume and lower operating costs, partially offset by incremental tariff costs.

2025 Full-Year Results and Highlights

For 2025, sales were $4.6 billion, up 0.2 percent compared with 2024. The modest increase was driven primarily by higher pricing, revenue from the CGI acquisition and favorable foreign currency translation, mostly offset by lower end-market demand across both segments. Organically, 2025 sales were down 1.0 percent versus 2024.

Net income was $288.4 million or $4.11 per diluted share for the year, compared with net income of $352.7 million or $4.99 per diluted share a year ago. The company’s net income margin for the year was 6.3 percent, compared to 7.7 percent in 2024.

Excluding special items, adjusted net income was $374.5 million or $5.33 per diluted share in 2025. This compares with adjusted net income of $409.4 million or adjusted earnings of $5.79 per diluted share in 2024. Adjusted EBITDA for the year was $795.8 million or 17.4 percent of sales, compared with $844.8 million or 18.5 percent of sales in 2024.

Net cash from operations for the full year was $554.3 million, up from $475.7 million in 2024. Free cash flow was $406.1 million, up from $305.7 million in 2024. During the year, Timken increased its quarterly dividend with 2025 marking its twelfth consecutive year of higher annual dividends. In total, Timken returned $155.7 million to shareholders during the year through dividends and the repurchase of 780 thousand shares of company stock. In addition, the company reduced total debt by $140.7 million and net debt by $131.9 million. Timken ended the year with a strong balance sheet; net debt to adjusted EBITDA was 2.0 times as of December 31, 2025.

Outlook

Timken is setting an initial outlook for 2026 earnings per diluted share in the range of $4.50 to $5.00 and adjusted earnings per diluted share in the range of $5.50 to $6.00. The company is planning for 2026 revenue to be up in the range of 2% to 4% in total compared to 2025.

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Conference Call Information

Timken will host a conference call today at 11 a.m. Eastern Time to review its financial results. Presentation materials will be available online in advance of the call for interested investors and securities analysts.

Conference Call:	Wednesday, Feb. 4, 2026
11:00 a.m. Eastern Time
Live Dial-In: 833-470-1428
Or 646-844-6383
Access Code: 536537

Conference Call Replay:	Replay Dial-In available through
Feb. 18, 2026:
866-813-9403 or 929-458-6194
Replay Passcode: 794232

Live Webcast:	http://investors.timken.com

Register in advance:	https://bit.ly/498UvsK

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com), a global technology leader in engineered bearings and industrial motion, designs a growing portfolio of next-generation products for diverse industries. For more than 125 years, Timken has used its specialized expertise to innovate and create customer-centric solutions that increase reliability and efficiency. Timken posted $4.6 billion in sales in 2025 and employs approximately 19,000 people globally, operating from 45 countries.

Certain statements in this release (including statements regarding the company's forecasts, estimates, plans and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading “2026 Outlook," are forward-looking.

The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the fourth quarter and full-year of 2025; fluctuations in customer demand for the company's products or services; changes in customer preferences due to emergent technologies, evolving regulatory landscapes or other factors; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; logistical issues associated with port closures, delays or increased costs; costs associated with inclement weather events; the impact of changes to the company’s accounting methods; political risks associated with government instability; recent world events that have increased the risks posed by international trade disputes, tariffs, sanctions and hostilities; strained geopolitical relations between countries in which we have significant operations; weakness in global or regional general economic conditions and capital markets (as a result of financial stress affecting the banking system or otherwise); changes in wages, shipping costs, raw material costs, energy and fuel prices, and other production costs; new technology, such as artificial intelligence, that may impact the way the Company’s products are produced, sold or distributed; changes in customer demand or tariff rates and other costs associated with tariffs; the company’s ability to satisfy its obligations under its debt agreements and renew or refinance borrowings on favorable terms; fluctuations in currency valuations or interest rates; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies, including realizing any accretion, synergies, and expected cashflow generation within expected timeframes or at all; the company’s ability to effectively adjust prices for its products in response to changing dynamics; the impact on the company's pension obligations and assets due to changes in interest rates, investment performance and other tactics designed to reduce risk; the introduction of new disruptive technologies, such as artificial intelligence; unplanned plant shutdowns; the effects of government-imposed restrictions, commercial requirements, and company goals associated with climate change and emissions or other sustainability initiatives; unanticipated litigation, claims, investigations remediation, or assessments; the rapidly evolving global regulatory landscape and the

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corresponding heightened operational complexity and compliance risks; restrictions on the use of, or claims or remediation associated with, per- and polyfluoroalkyl substances or polytetrafluoroethylene; the company’s ability to maintain positive relations with unions and works councils; the company’s ability to compete for skilled labor and to attract, retain and develop management, other key employees, and skilled personnel; negative impacts to the company’s operations or financial position as a result of pandemics, epidemics, or other public health concerns and associated governmental measures; and the company's ability to complete and achieve the benefits of announced plans, programs, initiatives, acquisitions, capital investments, and cost reduction actions. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2024, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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Media Relations:
Scott Schroeder
234.262.6420
scott.schroeder@timken.com

Investor Relations:
Neil Frohnapple
234.262.2310
neil.frohnapple@timken.com

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The Timken Company
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share data) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net sales	$1,111.0	$1,073.6	$4,581.8	$4,573.0
Cost of products sold	785.7	748.5	3,188.5	3,132.3
Selling, general & administrative expenses	187.4	187.5	748.3	752.0
Amortization of intangible assets	20.0	19.3	79.1	78.0
Impairment and restructuring charges	8.5	5.3	25.3	13.4
Gain on sale of real estate	—	—	—	(13.8)
Operating Income	109.4	113.0	540.6	611.1
Non-service pension and other postretirement (expense) income	(12.1)	0.3	(15.8)	(2.6)
Other income (expense), net	0.6	1.9	(8.8)	(4.1)
Interest expense, net	(24.1)	(24.4)	(100.0)	(110.2)
Income Before Income Taxes	73.8	90.8	416.0	494.2
Provision for income taxes	7.9	15.7	98.7	118.9
Net Income	65.9	75.1	317.3	375.3
Less: Net income attributable to noncontrolling interest	3.6	3.9	28.9	22.6
Net Income Attributable to The Timken Company	$62.3	$71.2	$288.4	$352.7

Net Income per Common Share Attributable to The Timken Company Common Shareholders
Basic Earnings per share	$0.90	$1.02	$4.13	$5.02
Diluted Earnings per share	$0.89	$1.01	$4.11	$4.99

Average Shares Outstanding	69,629,825	70,057,654	69,766,557	70,198,067
Average Shares Outstanding - assuming dilution	70,221,102	70,626,362	70,231,706	70,750,482

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BUSINESS SEGMENTS
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in millions)	2025	2024	2025	2024
Engineered Bearings
Net sales	$714.2	$707.7	$3,018.1	$3,034.3
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$114.9	$122.0	$571.7	$608.2
Adjusted EBITDA Margin (1)	16.1%	17.2%	18.9%	20.0%
Industrial Motion
Net sales	$396.8	$365.9	$1,563.7	$1,538.7
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$83.2	$70.7	$297.4	$306.5
Adjusted EBITDA Margin (1)	21.0%	19.3%	19.0%	19.9%
Unallocated corporate expense (1)	$(20.3)	$(14.5)	$(73.3)	$(69.9)

Consolidated
Net sales	$1,111.0	$1,073.6	$4,581.8	$4,573.0
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$177.8	$178.2	$795.8	$844.8
Adjusted EBITDA Margin (1)	16.0%	16.6%	17.4%	18.5%

EBITDA is a non-GAAP measure defined as operating income plus other income (expense) and excluding depreciation and amortization. EBITDA Margin is a non-GAAP measure defined as EBITDA as a percentage of net sales. EBITDA and EBITDA Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA and EBITDA Margin is useful to investors as these measures are representative of the core operations of the Company. See the subsequent pages for the reconciliations of Consolidated EBITDA and Consolidated EBITDA Margin.

(1) Consolidated adjusted EBITDA is a non-GAAP measure defined as EBITDA less impairment, restructuring and reorganization charges, acquisition costs, including transaction costs and the amortization of the inventory step-up, actuarial gains and losses associated with the remeasurement of the Company's defined benefit pension and other postretirement benefit plans, property losses and recoveries, gains and losses on the sale of real estate and divestitures, and other items from time to time that are not part of the Company's core operations. Consolidated adjusted EBITDA Margin is a non-GAAP measure defined as Consolidated adjusted EBITDA as a percentage of net sales. Management believes Consolidated adjusted EBITDA and Consolidated adjusted EBITDA Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting adjusted EBITDA and adjusted EBITDA Margin is useful to investors as these measures are representative of the core operations of the Company. See the subsequent pages for reconciliations of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA Margin. Segment Adjusted EBITDA is the measurement of segment profit and loss. The Company's Chief Operating Decision Maker ("CODM") utilizes Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin to evaluate segment performance and allocates resources. See the Company's annual report on Form 10-K for a reconciliation of Segment Adjusted EBITDA to income before income taxes.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)	(Unaudited)
	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$364.4	$373.2
Restricted cash	1.0	0.4
Accounts receivable, net	689.4	664.6
Unbilled receivables	137.6	140.8
Inventories, net	1,243.3	1,195.6
Other current assets	165.1	142.3
Total Current Assets	2,600.8	2,516.9
Property, plant and equipment, net	1,357.6	1,306.9
Operating lease assets	152.9	130.6
Goodwill and other intangible assets	2,488.7	2,389.8
Other assets	76.8	66.8
Total Assets	$6,676.8	$6,411.0
LIABILITIES
Accounts payable	$353.2	$321.7
Short-term debt, including current portion of long-term debt	38.9	13.0
Income taxes	31.4	24.4
Accrued expenses	498.6	461.4
Total Current Liabilities	922.1	820.5
Long-term debt	1,883.1	2,049.7
Accrued pension benefits	148.9	157.7
Accrued postretirement benefits	29.3	29.8
Long-term operating lease liabilities	100.8	84.0
Other non-current liabilities	246.9	285.2
Total Liabilities	3,331.1	3,426.9
EQUITY
The Timken Company shareholders' equity	3,184.6	2,826.5
Noncontrolling interest	161.1	157.6
Total Equity	3,345.7	2,984.1
Total Liabilities and Equity	$6,676.8	$6,411.0

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in millions)	2025	2024	2025	2024
Cash Provided by (Used in)
OPERATING ACTIVITIES
Net Income	$65.9	$75.1	$317.3	$375.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59.2	56.2	230.1	221.8
Impairment charges	0.1	1.5	0.1	3.5
Stock-based compensation expense	7.6	9.2	28.3	25.9
Pension and other postretirement expense	12.7	0.4	18.4	5.3
Pension and other postretirement benefit contributions and payments	(3.6)	(3.2)	(38.7)	(26.1)
Changes in operating assets and liabilities:
Accounts receivable	67.7	74.3	3.7	(14.2)
Unbilled receivables	23.2	21.6	3.4	3.3
Inventories	(16.3)	22.1	(3.1)	9.6
Accounts payable	(3.5)	(20.4)	18.0	(37.1)
Accrued expenses	4.3	(18.2)	27.6	(7.1)
Income taxes	(28.2)	(34.5)	(46.3)	(63.5)
Other, net	(5.8)	(5.5)	(4.5)	(21.0)
Net Cash Provided by Operating Activities	$183.3	$178.6	$554.3	$475.7
INVESTING ACTIVITIES
Capital expenditures	$(42.6)	$(53.6)	$(148.2)	$(170.0)
Acquisitions, net of cash received	—	0.3	—	(167.4)
Proceeds from divestitures, net of cash divested, and disposals of property, plant and equipment	1.8	0.1	4.5	17.9
Investments in short-term marketable securities, net	(0.3)	(1.3)	(4.5)	15.2
Other, net	(0.1)	(0.1)	(0.1)	(0.3)
Net Cash Used in Investing Activities	$(41.2)	$(54.6)	$(148.3)	$(304.6)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	$(24.4)	$(23.9)	$(98.3)	$(96.1)
Purchase of treasury shares	(11.7)	(9.1)	(57.4)	(40.5)
Proceeds from exercise of stock options	0.8	0.1	1.9	5.6
Payments related to tax withholding for stock-based compensation	(0.1)	—	(10.0)	(10.0)
Net proceeds (payments) from credit facilities	33.1	(77.1)	32.8	(533.2)
Net (payments) proceeds on long-term debt	(226.4)	(30.6)	(289.5)	254.9
Proceeds on sale of shares in Timken India Limited	—	—	—	232.3
Other, net	(1.6)	—	(16.6)	(7.8)
Net Cash Used in Financing Activities	$(230.3)	$(140.6)	$(437.1)	$(194.8)
Effect of exchange rate changes on cash	2.1	(23.2)	22.9	(22.0)
Decrease in Cash, Cash Equivalents and Restricted Cash	$(86.1)	$(39.8)	$(8.2)	$(45.7)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	451.5	413.4	373.6	419.3
Cash, Cash Equivalents and Restricted Cash at End of Period	$365.4	$373.6	$365.4	$373.6

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Reconciliations of Adjusted Net Income to GAAP Net Income and Adjusted Earnings Per Share to GAAP Earnings Per Share:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes that the non-GAAP measures of adjusted net income and adjusted diluted earnings per share are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting adjusted net income and adjusted diluted earnings per share is useful to investors as these measures are representative of the Company's core operations.

(Dollars in millions, except share data)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	EPS	2024	EPS	2025	EPS	2024	EPS
Net Income Attributable to The Timken Company	$62.3	$0.89	$71.2	$1.01	$288.4	$4.11	$352.7	$4.99

Adjustments: (1)
Acquisition intangible amortization	$20.0		$19.3		$79.1		$78.0
Impairment, restructuring and reorganization charges (2)	8.8		6.3		21.8		19.1
Corporate pension and other postretirement benefit related expense (income) (3)	10.8		(1.3)		10.8		(1.3)
Acquisition-related charges (4)	—		2.2		—		13.0
Gain on sale of certain assets (5)	(0.8)		—		(2.6)		(14.7)
Tax indemnification and related items	—		(1.1)		—		(1.1)
CEO transition expenses (6)	2.3		1.0		20.8		3.7
Property losses and related expenses (7)	—		0.1		—		1.2
Noncontrolling interest of above adjustments (8)	0.1		—		4.9		(0.2)
Provision for income taxes (9)	(23.1)		(16.2)		(48.7)		(41.0)
Total Adjustments:	18.1	0.25	10.3	0.15	86.1	1.22	56.7	0.80
Adjusted Net Income Attributable to The Timken Company	$80.4	$1.14	$81.5	$1.16	$374.5	$5.33	$409.4	$5.79
(1) Adjustments are pre-tax, with the net tax provision listed separately.
(2) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; (iv) impairment of assets; and (v) related depreciation and amortization. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(3) Corporate pension and other postretirement benefit related expense (income) represents actuarial losses and (gains) that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial gains and losses in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement. Refer to the Retirement Benefit Plans and Other Postretirement Benefit Plans footnotes within the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q for additional discussion.

(4) Acquisition-related charges represent deal-related expenses associated with completed transactions and any resulting inventory step-up impact.
(5) Represents the net gain resulting from the sale of certain assets. Gain on sale of certain assets included a $13.8 million gain in the third quarter of 2024 related to the sale of the Gaffney, South Carolina plant.

(6) On August 22, 2025, the Company announced the appointment of Lucian Boldea as President and Chief Executive Officer ("CEO"), effective September 1, 2025, and that Richard G. Kyle would retire from the role of interim President and CEO. On March 31, 2025, the Company announced that Tarak B. Mehta, President and CEO of the Company would be departing from the Company, effective immediately, and Mr. Kyle would be serving as interim President and CEO. CEO transition expenses primarily relate to the cost of the settlement agreement with Mr. Mehta in connection with his departure, net of the impact for stock awards forfeited, the acceleration of certain stock compensation awards issued to Mr. Kyle, and other one-time costs associated with the transition in 2025. During 2024, the Company announced that Mr. Kyle, President and CEO of the Company would be retiring from his position as CEO as of February 15, 2025, and that Mr. Mehta would be appointed President and CEO on September 5, 2024. CEO transition expenses for 2024 relate to the acceleration of certain stock compensation awards for Mr. Kyle and other one-time costs associated with the transition in 2024.

(7) Represents property loss and related expenses incurred during the periods presented resulting from a fire that occurred during the second quarter of 2024 at one of the Company's plants in Slovakia.

(8) Represents the noncontrolling interest impact of the adjustments listed above, as well as the reversal of uncertain tax positions related to Timken India Limited.
(9) Provision for income taxes includes the net tax impact on pre-tax adjustments (listed above), the impact of discrete tax items recorded during the respective periods as well as other adjustments to reflect the use of one overall effective tax rate on adjusted pre-tax income in interim periods.

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Reconciliation of EBITDA to GAAP Net Income, EBITDA Margin to Net Income as a Percentage of Sales, and EBITDA Margin, After Adjustments, to Net Income as a Percentage of Sales, and EBITDA, After Adjustments, to Net Income:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company's performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that adjusted EBITDA, adjusted EBITDA margin and EBITDA margin are useful to investors as they are representative of the Company's core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

(Dollars in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	Percentage to Net Sales	2024	Percentage to Net Sales	2025	Percentage to Net Sales	2024	Percentage to Net Sales
Net Income	$65.9	5.9%	$75.1	7.0%	$317.3	6.9%	$375.3	8.2%

Provision for income taxes	7.9		15.7		98.7		118.9
Interest expense	26.7		28.0		110.3		125.1
Interest income	(2.6)		(3.6)		(10.3)		(14.9)
Depreciation and amortization	59.2		56.2		230.1		221.8
Consolidated EBITDA	$157.1	14.1%	$171.4	16.0%	$746.1	16.3%	$826.2	18.1%

Adjustments:
Impairment, restructuring and reorganization charges (1)	$8.4		$5.9		$20.7		$17.8
Corporate pension and other postretirement benefit related expense (income) (2)	10.8		(1.3)		10.8		(1.3)
Acquisition-related charges (3)	—		2.2		—		13.0
Gain on sale of certain assets (4)	(0.8)		—		(2.6)		(14.7)
CEO transition expenses (5)	2.3		1.0		20.8		3.7
Property losses and related expenses (6)	—		0.1		—		1.2
Tax indemnification and related items	—		(1.1)		—		(1.1)
Total Adjustments	20.7	1.9%	6.8	0.6%	49.7	1.1%	18.6	0.4%
Adjusted EBITDA	$177.8	16.0%	$178.2	16.6%	$795.8	17.4%	$844.8	18.5%

(1) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; and (iv) impairment of assets. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(2) Corporate pension and other postretirement benefit related expense (income) represents actuarial losses and (gains) that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial gains and losses in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement. Refer to the Retirement Benefit Plans and Other Postretirement Benefit Plans footnotes within the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q for additional discussion.

(3) Acquisition-related charges represent deal-related expenses associated with completed transactions and any resulting inventory step-up impact.

(4) Represents the net gain resulting from the sale of certain assets. Gain on sale of certain assets included a $13.8 million gain in the third quarter of 2024 related to the sale of the Gaffney, South Carolina plant.

(5) On August 22, 2025, the Company announced the appointment of Lucian Boldea as President and CEO, effective September 1, 2025, and that Richard G. Kyle would retire from the role of interim President and CEO. On March 31, 2025, the Company announced that Tarak B. Mehta, President and CEO of the Company would be departing from the Company, effective immediately, and Mr. Kyle would be serving as interim President and CEO. CEO transition expenses primarily relate to the cost of the settlement agreement with Mr. Mehta in connection with his departure, net of the impact for stock awards forfeited, the acceleration of certain stock compensation awards issued to Mr. Kyle, and other one-time costs associated with the transition in 2025. During 2024, the Company announced that Mr. Kyle, President and CEO of the Company would be retiring from his position as CEO as of February 15, 2025, and that Mr. Mehta would be appointed President and CEO on September 5, 2024. CEO transition expenses for 2024 relate to the acceleration of certain stock compensation awards for Mr. Kyle and other one-time costs associated with the transition in 2024.

(6) Represents property loss and related expenses incurred during the periods presented resulting from a fire that occurred during the second quarter of 2024 at one of the Company's plants in Slovakia.

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Reconciliation of Total Debt to Net Debt, the Ratio of Net Debt to Capital, and the Ratio of Net Debt to Adjusted EBITDA:
(Unaudited)
These reconciliations are provided as additional relevant information about the Company's financial position deemed useful to investors. Capital, used for the ratio of net debt to capital, is a non-GAAP measure defined as total debt less cash and cash equivalents plus total shareholders' equity. Management believes Net Debt, the Ratio of Net Debt to Capital, Adjusted EBITDA (see prior page), and the Ratio of Net Debt to Adjusted EBITDA are important measures of the Company's financial position, due to the amount of cash and cash equivalents on hand. The Company presents net debt to adjusted EBITDA because it believes it is more representative of the Company's financial position as it is reflective of the ability to cover its net debt obligations with results from its core operations.

(Dollars in millions)
			December 31, 2025	December 31, 2024
Short-term debt, including current portion of long-term debt			$38.9	$13.0
Long-term debt			1,883.1	2,049.7
Total Debt			$1,922.0	$2,062.7
Less: Cash and cash equivalents			(364.4)	(373.2)
Net Debt			$1,557.6	$1,689.5

Total Equity			$3,345.7	$2,984.1

Ratio of Net Debt to Capital			31.8%	36.1%

Adjusted EBITDA for the Twelve Months Ended			$795.8	$844.8

Ratio of Net Debt to Adjusted EBITDA			2.0	2.0

Reconciliation of Free Cash Flow to GAAP Net Cash Provided by Operating Activities:
(Unaudited)
Management believes that free cash flow is a non-GAAP measure that is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$183.3	$178.6	$554.3	$475.7
Less: capital expenditures	(42.6)	(53.6)	(148.2)	(170.0)
Free cash flow	$140.7	$125.0	$406.1	$305.7

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Reconciliation of Net Sales to Organic Sales
(Unaudited)
The following reconciliations are provided as additional relevant information about the Company's performance deemed useful to investors. Management believes that net sales, excluding the impact of acquisitions and foreign currency exchange rate changes, allow investors and the Company to meaningfully evaluate the percentage change in net sales on a comparable basis from period to period.

	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	$ Change	% Change
Net sales	$1,111.0	$1,073.6	$37.4	3.5%
Less: Currency	23.8	—	23.8	NM
Net sales, excluding the impact of currency	$1,087.2	$1,073.6	$13.6	1.3%

	Twelve Months Ended December 31, 2025	Twelve Months Ended December 31, 2024	$ Change	% Change
Net sales	$4,581.8	$4,573.0	$8.8	0.2%
Less: Acquisitions	37.6	—	37.6	NM
Currency	17.5	—	17.5	NM
Net sales, excluding the impact of acquisitions and currency	$4,526.7	$4,573.0	$(46.3)	(1.0)%

Reconciliation of Adjusted Earnings per Share to GAAP Earnings per Share for Full Year 2026 Outlook:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's outlook deemed useful to investors. Forecasted full year adjusted diluted earnings per share is an important financial measure that management believes is useful to investors as it is representative of the Company's expectation for the performance of its core business operations.

	Low End Earnings Per Share	High End Earnings Per Share
Forecasted full year GAAP diluted earnings per share	$4.50	$5.00

Forecasted Adjustments:
Impairment, restructuring and other special items, net (1)	0.15	0.15
Acquisition-related intangible amortization expense, net	0.85	0.85
Forecasted full year adjusted diluted earnings per share	$5.50	$6.00

(1) Impairment, restructuring and other special items, net do not include the impact of any potential future mark-to-market pension and other postretirement remeasurement adjustments, because the amounts will not be known until incurred.

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